EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated December 1, 2025 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of ESCO Technologies Inc. on Form 10-K for the year ended September 30, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of ESCO Technologies Inc. on Forms S-8 (File No. 333-63930, File No. 333-223029, File No. 333-231364, and File No. 333-275782).

/s/ GRANT THORNTON LLP

St. Louis, Missouri

December 1, 2025